UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐
Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount previously paid:

	2.	Form, schedule or registration statement no.:

	3.	Filing Party:

	4.	Date Filed:

On July 9, 2015, EXOR S.p.A. (“EXOR”) posted the following FAQ to the website http://www.exor-partnerre.com:

FAQ: RESPONSE TO PARTNERRE QUESTIONS FROM JULY 7, 2015
In advance of EXOR’s July 7 Investor Meeting (the “Investor Meeting”), PartnerRe issued a press release asking EXOR the questions set forth below.  EXOR’s answers follow each PartnerRe question.
EXOR is committed to ongoing, transparent communications and believes that fully informed PartnerRe shareholders will vote “AGAINST” the proposed AXIS transaction on the GOLD proxy card in support of EXOR’s superior Binding Offer.
Question #1. Why should our shareholders be satisfied with a price which approximates economic book value and doesn’t compensate shareholders for earnings through closing? A transaction with EXOR won’t close until at least early 2016. Why is EXOR not willing to pay a fair price for PartnerRe that reflects current economic value, earnings prior to closing, and a customary control premium for PartnerRe’s strong franchise value?
Answer.  EXOR’s Binding Offer of $137.50 per share is superior by any measure to the AXIS transaction.  This has been fully addressed by EXOR in prior investor communications, including the Investor Presentation for PartnerRe shareholders held on July 7, 2015.  How can PartnerRe argue that EXOR’s Binding Offer is insufficient when the AXIS transaction – which PartnerRe’s Board continues to endorse – values PartnerRe at a lower price?
Question #2. How do you reconcile your statement that you’re offering a full price with the fact that you have not conducted due diligence? Doesn’t this confirm that EXOR views $137.50 per common share as a cheap price for PartnerRe?
Answer.  It’s important to remember that the fairness opinion prepared by Credit Suisse1, PartnerRe’s own financial advisor, shows an average implied value per PartnerRe common share of $121.50 (after accounting for the value of any reserve redundancies), based on valuation ranges using six different valuation metrics.2 EXOR’s offer price delivers clearly superior value compared to this.
PartnerRe refused to provide due diligence materials despite multiple requests from EXOR and has obstructed the customary topping process. This forced EXOR to abide by a one-way information flow as dictated by PartnerRe under its unprecedented “waiver” process and its messaging that competing bidders “should have the good sense to stay away.”3

1 As per AXIS/PartnerRe Form S-4 Registration Statement filed on March 13, 2015
2 See Slide 60 of EXOR’s Presentation to Investors separately filed on June 22, 2015
3 Jean-Paul Montupet, Chairman of PartnerRe and primary architect of the AXIS transaction in an interview with the Wall Street Journal (May 4, 2015).

Despite the flawed process adopted by PartnerRe’s Board, EXOR’s Binding Offer (which is not contingent on due diligence), represents a superior price when viewed by any metric and is significantly higher than PartnerRe’s historic trading levels.4
Question #3. Why isn’t EXOR following its own advice by investing in a basket of (re)insurance peers that yields 8%, given the over 8% return it has estimated it will make on its investment in PartnerRe? If EXOR truly believes that public markets can deliver similar returns over time to PartnerRe with more diversification and less risk, why is EXOR not taking its own advice and buying a basket of (re) insurance stocks? Are these return numbers truly credible?
Answer.  EXOR sees significant value in PartnerRe’s underwriting philosophy, management team, employee base and corporate culture and believes that PartnerRe can grow into an even stronger world-class reinsurer under EXOR’s ownership. Such principles should be contrasted with those underlying the AXIS agreement, which is founded upon questionable synergies, significant layoffs and abandoning a proven business model.
EXOR has noted that its Binding Offer delivers to PartnerRe shareholders superior value today and in the future.  PartnerRe’s business would be enhanced under EXOR’s stewardship. Under the private ownership of EXOR, PartnerRe would be better positioned to manage the volatility of the reinsurance cycle in a disciplined way.
EXOR believes the future value advertised by PartnerRe is based on unrealistic financial assumptions.  However, even if full credit is given for the unrealistic assumptions, the EXOR Binding Offer can deliver more value in the future because PartnerRe shareholders can reinvest the greater proceeds today – $137.50 per share – and generate more value in the future without taking the significant integration and synergy risks inherent in the AXIS-PartnerRe combination.
Question #4. Why won’t the key controlling EXOR shareholders commit to making the necessary regulatory filings? By comparison, AXIS Capital is well known to PartnerRe’s insurance regulators and is well on the way to obtaining all necessary regulatory approvals.
Answer.  As announced in the Investor Meeting, both John Elkann in his individual capacity and Giovanni Agnelli e C. S.a.p.az, the majority and controlling shareholder of EXOR and the only shareholder of EXOR with more than 5% voting interests, provided PartnerRe with a legally binding personal commitment to provide the information necessary to obtain all of the necessary regulatory approvals. Such commitment underscores EXOR’s dedication to completing a transaction with PartnerRe and should put to rest PartnerRe’s unfounded concerns that EXOR will not make all necessary regulatory filings.

4  See EXOR’s Investor Presentation separately filed on July 7, 2015

Question #5. Why is EXOR unwilling to protect PartnerRe’s shareholders in the event EXOR cannot obtain all necessary regulatory approvals? Why is EXOR unwilling to compensate PartnerRe for its out-of-pocket loss of $315 million in termination fees as well as the lost upside of the AXIS transaction if EXOR cannot secure regulatory approvals?
Answer.   EXOR S.p.A. (a listed company with approximately $15 billion of Net Asset Value) has guaranteed all of the payment obligations and contractual terms of the EXOR parties under EXOR’s Agreement, including those related to regulatory approvals.
Concerns that EXOR cannot obtain all of the necessary regulatory approvals are not realistic, especially considering that EXOR’s superior Binding Offer poses no substantive antitrust issues, no integration risks, no new business plans, no change in the leadership teams and no significant headcount reductions presenting risk for policy holders.
Additionally, despite the outsized termination fee and expense reimbursement provision to which PartnerRe’s transaction committee agreed, EXOR’s all-cash offer of $137.50 already takes into account the payment of that fee.
Question #6. On what basis can EXOR claim that its acquisition of PartnerRe would not affect the ratings for preferred holders? Contrary to what EXOR would like shareholders to believe, S&P has not made any statement or affirmation regarding the ratings of PartnerRe’s preferred shares under potential EXOR ownership. Does EXOR really expect S&P, Moody’s, Fitch and A.M. Best not to factor in EXOR’s financial exposure to its portfolio of non-investment grade industrial companies when assessing risk to PartnerRe?
Answer.  S&P has affirmed that EXOR is rated as an Investment Holding Company and therefore EXOR’s rating and the ratings of its investee companies are independent of one another.  EXOR’s debt is not attributed to its investee companies, and the debt of its investee companies is not attributed to EXOR. These statements have been reviewed and affirmed by S&P.5
Moreover, on July 7, 2015 EXOR made several announcements to improve the terms available to preferred holders in a tax-free exchange offer if EXOR is successful in acquiring PartnerRe, including a commitment to one of the most conservative capital distribution policies in the industry. Therefore, EXOR expects the rating of preferred securities to remain the same or improve over time. Further, EXOR notes that Partner’s assertion that “there is considerable risk that the rating of preferred shares would be downgraded upon sale to EXOR” is unfounded and has not been endorsed by S&P.

5  See EXOR’s press release of June 16, 2015.

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This letter does not address the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.